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                                                                  Exhibit (5)(c)

                                 AMENDMENT NO. 1

                      TO THE INVESTMENT ADVISORY AGREEMENT

                  The Investment Advisory Agreement dated June 5, 1992 between THE GLENMEDE PORTFOLIOS, a Massachusetts business corporation (the "Company"), and The Glenmede Trust Company, a Pennsylvania corporation (the "Advisor") is hereby amended as follows:

                  The first sentence of Section 10, Duration and Termination, is amended by the addition of the phrase "ending October 31 of each year" following the words "for periods of one year".

                  The execution and delivery of this Amendment have been authorized by the Company's Board of Trustees and signed by an authorized officer of the Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Company as provided in its Master Trust Agreement filed with the Commonwealth of Massachusetts on March 3, 1992.

                  IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this amendment to be executed as of this 13th day of September 1994.

ATTEST:                                     THE GLENMEDE PORTFOLIOS

By:  /s/Mary Ann B. Wirts                   By:   /s/John W. Church, Jr.
     ------------------------                     --------------------------
Title:   Exec. Vice President               Title:  Chairman of the Board

                                            THE GLENMEDE TRUST COMPANY

By:  /s/Mary V. Burke                       By:   /s/Al E. Piscopo
     ------------------------                     --------------------------
Title:   Corporate Secretary                Title:  Executive Vice President